Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117264

PROSPECTUS SUPPLEMENT NO. 1
10,086,686 SHARES
EVERGREEN SOLAR, INC.
COMMON STOCK
     This Prospectus Supplement supplements the Prospectus contained in the Registration Statement filed on July 9, 2004 (the “Prospectus”) of Evergreen Solar, Inc. relating to the offer and sale from time to time by certain selling stockholders of up to 10,086,686 shares of our Common Stock, $0.01 par value per share (the “Common Stock”). The selling stockholders will receive all of the proceeds from any sales of Common Stock. The warrants held by the selling stockholders may be exercised pursuant to a cashless exercise feature. However, if all of the remaining unexercised warrants held by the selling stockholders are exercised for cash, we will receive proceeds of approximately $4,650,214.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the Prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 18, 2006.

SELLING STOCKHOLDERS
     The table below supplements or amends the information in the table appearing under the heading “Selling Stockholders” beginning on page 12 of the Prospectus. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. The following table contains information as of August 14, 2006 with respect to the selling stockholders listed below and the number of shares of Common Stock beneficially owned by such selling stockholders that may be offered using this prospectus.
     The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their shares since the date on which the information in the table is presented. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

			Number of Shares
	Number of Shares	Number of Shares	Owned After	Percentage of
	Owned Before	Offered Pursuant to	Completion of	Common Stock
Selling Stockholders	Offering	this Prospectus	Offering	Outstanding (1)

Alexandra Global Master Fund Ltd.	448,085	448,085	0	*
CRT Capital Group LLC	1,374,137	1,374,137	0	2.0%
Grace Brothers, Ltd.	1,494,253	1,494,253	0	2.2%
Loeb Partners Corporation	957,854	957,854	0	1.4%
LB I Group Inc.	2,565,422	2,490,422	75,000	3.7%
Morgan Stanley & Co. Incorporated (2)**	1,097,735	642,039	455,696	*
Morgan Stanley & Co. International Limited	383,142	383,142	0	*
Truk Opportunity Fund, LLC	181,350	181,350	0	*
Truk International Fund, LP	13,650	13,650	0	*

*	Less than 1%

**	Registered broker-dealer

(1)	Calculated based on 67,206,967 shares of Common Stock outstanding as of August 15, 2006. In calculating each holder’s percentage of Common Stock outstanding, we treated as outstanding the number of shares of Common Stock issuable upon conversion of all of that particular holder’s warrants. However, we did not assume the conversion of any other holder’s warrants

(2)	Includes 642,039 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock held by such selling securityholder